Exhibit 99.1
FOR IMMEDIATE RELEASE

Date:	August 19, 2019

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

Merit Medical Announces Appointment of Lynne N. Ward
to Its Board of Directors

SOUTH JORDAN, Utah -- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care and endoscopy, announced today that it has appointed Lynne N. Ward to serve as an independent director of the Company.

Ward is the Executive Director of my529 (formerly Utah Educational Savings Plan), the nation’s largest state-run college savings plan offering municipal fund securities.  Under her leadership since 2004, my529’s assets under management have grown from approximately $950 million in approximately 48,000 accounts to approximately $14 billion in approximately 400,000 accounts.  At my529, a consistently top-rated plan, Ward has established the organization’s growth strategy. She oversees execution of investment offerings, IT development, federal and state legislative affairs, cybersecurity, audits, customer service and marketing.

Ward, a Certified Public Accountant, served as a senior leader and advisor to Utah governors Olene S. Walker and Michael O. Leavitt. She has extensive for-profit and non-profit board experience which includes Stampin’ Up! Inc., Blue Healthcare Bank, the University of Utah Investment Advisory Committee and the Utah Chapter National Association of Corporate Directors. “We are pleased to have Lynne join our Board,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We believe her proven strengths of vision, strategy and business acumen, as well as her substantial experience in financial and accounting practices, will greatly benefit Merit Medical as we strive to represent the best interests of our shareholders.”

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling in excess of 300 individuals. Merit employs approximately 6,300 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; San Jose and Aliso Viejo, California; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada; Melbourne, Australia; Tokyo, Japan; Reading, United Kingdom; Johannesburg, South Africa; and Singapore.

# # #